Exhibit 99.1

FREQUENTLY ASKED QUESTIONS ABOUT
SOURCE INTERLINK COMPANIES’ ACQUISITION OF
PRIMEDIA’S ENTHUSIAST MEDIA SEGMENT

1.               Over the last several years, Source has built a leading distribution business.  Why is vertical integration the logical next step?

To understand our current position and strategy, it is helpful to put our industry in context.  Historically, the magazine distribution system has been very inefficient.  Approximately 10 years ago, there were several hundred independent wholesalers.  Today, there are essentially 4 major wholesalers, including Source, who work with 4 national distributors.  The national distributors do not handle physical product, they provide marketing, administrative, and financial services to the publishers and coordinate with the wholesalers.  We believe that the existing magazine distribution channel can be further optimized, and opportunities exist to make it more efficient.

Since 2005, Source has led this industry consolidation.  Through its acquisitions, Source has created one of the most efficient magazine distribution platforms in the country.  Its platform enables it to take considerable dollars out of the system.  It has allowed Source to improve its outbound distribution efficiency, and minimize its returns handling and processing costs.

Source’s expansive retail relationships afford it the ability to gather critical point of purchase information and act as a category manager for many leading retail customers.  This information ultimately enables publishers to increase revenues by improving sell-through and to lower costs by reducing draw.  We intend to leverage our platform and industry knowledge by acquiring proprietary content.

The acquisition of EM is the first significant step in this strategy.  EM’s targeted portfolio of over 75 magazine titles and related websites provides a strong stable of content.  Numerous growth opportunities exist for these well-known brands.  We expect the combination to enable Source to diversify its revenue streams, enter new markets, and enhance its existing retail relationships.  It affords Source a greater piece of the value chain and substantial cost savings and efficiencies.  While Source has historically had a wholesaler relationship with EM, our interests become more effectively aligned as a consolidated content owner and distributor.

Going forward, we intend content ownership to become a more meaningful part of our business.  EM’s infrastructure will serve as a platform to which we can add additional content.

2.               What are your growth expectations for Enthusiast Media?

EM is a unique set of assets with a stable and loyal readership. The audiences of the specific EM publications and products are passionate about their avocations. This engagement makes them very attractive to advertisers. We believe EM is positioned to take advantage of the current trends among advertisers towards more targeted audiences.

We expect EM’s core print business to continue to grow.  We also expect to see significant growth from EM’s online platform.  Their Automotive.com business provides a solid foundation and has facilitated the expansion of EM’s digital strategy.  We expect to continue to see growth from lead generation, transactional capabilities and online advertising as EM is in the process of relaunching several of its websites. The websites are on track to create strong online market places for their enthusiast niches.  We believe EM is well positioned in the transition to increased digital consumption of media and its strong brands and differentiated content create new opportunities.

3.               The acquisition announcement stated that there will be synergies that will come from this acquisition?  Where will they come from and when will they be achieved?

We intend to operate EM as its own division, but will leverage our existing corporate infrastructure to support the group. We expect synergies and ongoing cost savings to come from a number of areas, including reductions in administrative and corporate expenses, and distribution and operational efficiencies. We expect to achieve an annualized run rate of $18 million within the first 12 months. We believe that total cost savings will grow to $22 million by the end of year three.

4.     Based on the purchase price, will the cash flow generated by EM exceed the added interest expense incurred through financing the transaction?

Yes.  Including synergies, we expect EM to contribute approximately $128 million in EBITDA.  Our cash interest expense for the combined Company including the refinancing of our existing credit facility is expected to be approximately $110-115 million.  Additionally, as part of the structure of the transaction, the seller has agreed to make a 338(h)(10) election.  We expect this election to provide additional cash flow benefit going forward.

5.               Does this result in the acquisition being accretive to Source?

Yes. We expect the transaction to be accretive to adjusted earnings per share, exclusive of one time costs.

6.               What other acquisitions might Source make?  Does EM provide a basis for more acquisitions?

We feel that following this acquisition, we will be well positioned for future opportunities.  EM provides a strong platform with a very cost effective structure for acquiring additional publishing titles.  We will also look for additional opportunities that make sense on the distribution and fulfillment side of the business.

Final note

This acquisition is the first major step following an extensive strategic review by our management team and our board of directors.  We believe it positions us well for the future and will help Source continue its mission of providing quality content and entertainment products to consumers and provide industry leading solutions for retailers and publishers.   We welcome the EM employees on board and we look forward to the many opportunities that our new combined company will provide them as we work together in the future.

This forgoing information constitutes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect Source Interlink’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements.  Factors that could cause actual results to differ include: (i) levels of advertising spending on print media; (ii) the challenges and costs of closing, integration and restructuring; (iii) continuing retail demand for physical copies of magazines; (iv) adverse changes in general economic or market conditions; and (v) intense competition in the marketplace.